Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

St. George, UT 84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: May 21, 2013

SKYWEST, INC. ANNOUNCES AGREEMENT WITH UNITED AIRLINES

FOR 40 E175 REGIONAL JETS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASD:SKYW) announced today that it has entered into a Capacity Purchase Agreement (“CPA”) with United Airlines, Inc. (“United”) to operate 40 new Embraer E175 dual-class regional jet aircraft. SkyWest also announced today, in a separate release, an agreement with Embraer regarding the acquisition of these aircraft. The CPA with United has a term of 12 years and SkyWest will operate under terms and conditions similar to its existing agreements with United.

SkyWest has determined that these 40 regional jet aircraft will be operated by SkyWest Airlines, Inc. (“SkyWest Airlines”), a wholly-owned subsidiary of SkyWest. Under the agreement, it is anticipated that the 40 aircraft will be introduced into service in the second quarter of 2014, with deliveries continuing to mid-2015. The aircraft will be configured with 76-seats in dual-class.

“We are very pleased with this opportunity to expand our partnership with United and to be flying the new E175 regional jet aircraft in United’s behalf,” said Bradford R. Rich, SkyWest President. He continued,” in this very competitive business of operating regional jet aircraft, we are appreciative to have been given the opportunity and we are committed to providing an outstanding level of service to United and the customers we serve.”

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines, Inc. (“ExpressJet Airlines”) based in Atlanta, Georgia. SkyWest Airlines operates as United Express, US Airways Express, Delta Connection and American Eagle carriers under contractual agreements with United, Delta Air Lines, Inc. (“Delta”), US Airways, Inc. (“US Airways”) and American Airlines, Inc. (“American”). SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement. ExpressJet Airlines operates as United Express, Delta Connection and American Eagle under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,100 daily departures and a fleet of approximately 760 regional aircraft. This press release and additional information regarding SkyWest can be accessed at www.skywest.com

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FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements. SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2012, entitled “Risk Factors.”